EXHIBIT 99.1

Lithia Motors Pre-Announces Third Quarter 2006 Earning Per Share Estimate
in the Range of $0.58 to $0.60 Per Fully Diluted Share

MEDFORD, Ore.--(BUSINESS WIRE)--Oct. 10, 2006--Lithia Motors, Inc. (NYSE:LAD) today announced that third quarter 2006 earning per share is estimated to be in the range of $0.58 to 0.60 per fully diluted share.

Sid DeBoer, Lithia's Chairman and CEO, stated, "In the third quarter, we experienced weaker sales, higher inventory levels and higher costs than expected. As a result, third quarter earnings will be lower than expected. Higher fuel costs continue to impact our ability to sell large SUV's and trucks. Normally, in the third quarter, we have one month where we experience large sales volumes; this did not occur this year. Additionally, for most of September, we were unable to sell the majority of our Dodge RAM light duty pickups, one of our core products, due to a "sell hold" from the manufacturer that is related to a safety restraint system in these vehicles. We are seeing a slow start to October; however, inventory levels are currently trending lower due to reduced ordering of vehicles."

"We are revising full-year 2006 earnings guidance to $1.95 - $1.99 per share. Our full year guidance assumes a continuation of the weak sales environment as we work to reduce new vehicle inventories throughout the rest of the year. Separately, annualized expenses for all new operational initiatives at the company are estimated to be in the range of seven to eight cents per share."

More detailed information on Lithia's third quarter results will be provided in its third quarter press release and conference call scheduled for Tuesday, October 31, 2006. Third quarter 2006 earnings will be released at 1 p.m., PDT. A conference call to discuss the results for the third quarter 2006 will be on the same day at 2 p.m. PDT and 5 p.m. EDT.

About Lithia
Lithia Motors, Inc. is a Fortune 700 and Russell 2000 Company. Lithia sells 25 brands of new vehicles at 98 stores which are located in 40 markets within 14 states. Internet sales are centralized at www.Lithia.com. Lithia also sells used vehicles; arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations. Lithia retailed 103,333 new and used vehicles and had $2.9 billion in total revenue in 2005.

Forward Looking Statements
This press release includes forward looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including without limitation economic conditions, acquisition risk factors and others set forth from time to time in the company's filings with the SEC. Specific risks in this press release include items which impact earnings, and projected third quarter and full-year 2006 earnings per share guidance.

Additional Information
For additional information on Lithia Motors, contact the Investor Relations Department: (541) 776-6591 or log-on to: www.lithia.com - go to Investor Relations